Exhibit 99.1

COMPANY CONTACT

Chris King
(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, JULY 9, 2012

DIAMONDROCK ANNOUNCES AGREEMENT TO ACQUIRE A $495 MILLION HOTEL PORTFOLIO FROM BLACKSTONE

BETHESDA, MD, July 9, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has entered into a purchase and sale agreement to acquire a portfolio of four hotels from affiliates of Blackstone Real Estate Partners VI (“Blackstone”) for a contractual purchase price of approximately $495 million.  The hotels under contract to be acquired are the Hilton Boston, the Westin Washington D.C., the Westin San Diego and the Hilton Burlington (collectively, the “Acquisition Portfolio”).  The contractual purchase price represents an approximately 14.4 times multiple of 2012 forecasted EBITDA and approximately $339,000 per key.

Mark Brugger, Chief Executive Officer of DiamondRock, said, “We are excited to acquire these four high quality hotels from affiliates of Blackstone in an off-market deal and equally pleased that Blackstone is taking a $75million ownership stake in DiamondRock as part of this transaction. We believe that these four hotels with higher RevPAR and EBITDA margins than those of our existing assets will enhance the overall quality of our portfolio."

Jonathan D. Gray, Global Head of Real Estate at Blackstone stated: “We are pleased to announce this transaction with DiamondRock, a company with solid assets and a strong management team led by Mark Brugger.  We believe in the continued lodging recovery and are excited about receiving an ownership stake in the company.”

The Company intends to fund the acquisition with a combination of borrowings under the Company’s senior unsecured credit facility, cash on hand, net proceeds from a public equity offering and the issuance of shares of the Company’s common stock to Blackstone in a private placement, based on its closing stock price as of July 9, 2012, subject to a floor of $10.00 and a cap of $10.50.

The Company expects to complete the acquisition of the Acquisition Portfolio in July 2012.  The completion of the acquisition is subject to customary closing conditions and is not subject to a financing or due diligence condition or the receipt of third-party consents.  The Company made a $50 million initial deposit upon execution of the purchase agreement that is non-refundable except in the case of a material default by the sellers or the sellers’ failure to satisfy a closing condition.

Goldman, Sachs & Co. acted as financial advisor to the Company in connection with the acquisition.

Acquisition Portfolio – Historical Operating Results and Forecast

The following table sets forth summary historical, property-level, operating and financial results of the hotels comprising the Acquisition Portfolio for of the five months ended May 31, 2012 and May 31, 2011 and the year ended December 31, 2011 (unaudited).  A reconciliation of EBITDA to net income is set forth at the end of this press release under the caption “Non-GAAP Financial Measures.”

The historical operating results for the hotels comprising the Acquisition Portfolio (both individually and on a combined basis) are derived from property-level operations and accounting records and have not been subject to the standard quarterly review procedures of an independent registered public accounting firm.  As such, these results may be subject to normal and recurring adjustments that arise during such a review.  In addition, the historical operating results set forth below are not necessarily indicative of the results to be achieved by these hotels for the remainder of 2012 or any future period and investors are cautioned not to place undue reliance on such information.

	Five Months Ended May 31, 2012
	Rooms	Total Revenue (in 000’s)	EBITDA(1) (in 000’s)	Occupancy	ADR(2)	RevPAR(3)	EBITDA Margin
Hilton Boston	362	$9,151	$3,051	74.6%	$199.38	$148.80	33.3%
Westin Washington, D.C.	406	11,200	4,159	70.7%	206.78	146.25	37.1%
Westin San Diego	436	10,894	3,321	74.4%	155.37	115.62	30.5%
Hilton Burlington	258	4,495	1,168	65.0%	134.40	87.40	26.0%
Total/Weighted Average	1,462	$35,740	$11,699	71.8%	$177.41	$127.36	32.7%

	Five Months Ended May 31, 2011
	Rooms	Total Revenue (in 000’s)	EBITDA(1) (in 000’s)	Occupancy	ADR(2)	RevPAR(3)	EBITDA Margin
Hilton Boston	362	$9,238	$2,953	74.6%	$180.71	$134.88	32.0%
Westin Washington, D.C.	406	11,557	4,242	72.8%	204.47	148.79	36.7%
Westin San Diego	436	10,391	3,436	76.0%	146.04	110.93	33.1%
Hilton Burlington	258	3,724	473	56.2%	124.41	69.94	12.7%
Total/Weighted Average	1,462	$34,910	$11,104	71.3%	$168.59	$120.14	31.8%

	Year Ended December 31, 2011
	Rooms	Total Revenue (in 000’s)	EBITDA(1) (in 000’s)	Occupancy	ADR(2)	RevPAR(3)	EBITDA Margin
Hilton Boston	362	$25,826	$9,559	77.6%	$205.82	$159.63	37.0%
Westin Washington, DC	406	28,316	10,428	76.3%	196.49	149.99	36.8%
Westin San Diego	436	25,356	8,114	77.6%	144.54	112.19	32.0%
Hilton Burlington	258	12,505	4,412	69.7%	144.23	100.51	35.3%
Total/Weighted Average	1,462	$92,003	$32,513	75.8%	$174.52	$132.37	35.3%

(1)  See “Non-GAAP Financial Measures” below for our definition of EBITDA.
(2)  Average daily rate.
(3)  Revenue per available room.

The following table summarizes certain forecasted combined operating and financial results of the hotels in the Acquisition Portfolio for the year ending December 31, 2012 and historical combined operating and financial results for the fiscal year ended December 31, 2011 (unaudited).  A reconciliation of EBITDA to net income is set forth at the end of this press release under the caption “Non-GAAP Financial Measures.”

	Forecast for the Year Ending December 31, 2012	Historical for the Year Ended December 31, 2011
Combined Acquisition Portfolio
Revenue (in millions)	$92.0 – 96.0	$92.0
EBITDA (in millions)	$32.0 – 36.0	$32.5
RevPAR	$140.00 – 145.00	$132.37

The following sets forth certain additional information with respect to each of the hotels in the Acquisition Portfolio.

Hilton Boston

The Hilton Boston is a 362-room full-service hotel located in the Financial District of downtown Boston with over 10,000 square feet of meeting space.  We believe the Hilton Boston is well located for business transient customers.  In addition, the Hilton Boston’s location is proximate to the waterfront (one block) and the BCEC convention center (1.1 miles).  The historic Art Deco building was converted to a hotel in 1999 after undergoing a major renovation.

Westin Washington, D.C.

The Westin Washington, D.C. is a 406-room full-service hotel located in downtown Washington, D.C. with over 12,000 square feet of meeting space.  The hotel opened in 1982 and converted to the Westin brand in 2006 after undergoing a major renovation.  The hotel is centrally located to appeal to business and leisure guests visiting the K Street business corridor, White House, Washington Convention Center, National Mall and U.S. Capitol.

Westin San Diego

The Westin San Diego is a 436-room full-service hotel located in downtown San Diego featuring over 19,000 square feet of meeting space.  The hotel opened in 1991 as part of a San Diego mixed-use facility and was converted to the Westin brand in 2007 after undergoing a major renovation.  The hotel is within walking distance of several major group and leisure demand generators, including the San Diego Convention Center, Seaport Village, Little Italy, Gaslamp Quarter and is across the street from the new Federal Courthouse (expected to open in late 2012).

Hilton Burlington

The Hilton Burlington is a 258-room full-service hotel located in downtown Burlington, Vermont with almost 16,000 square feet of meeting space.  The hotel was constructed in 1976 and converted to the Hilton brand in 2007 after undergoing a major renovation in 2007.  The hotel is the only full-service hotel in downtown Burlington.  The hotel, which is located near Lake Champlain, is a summertime destination resort and attracts state and regional association groups year round.  Additionally, its proximity to the University of Vermont enables it to capture additional business.

Second Quarter Preliminary Results

Our second fiscal quarter ended on June 15, 2012. The preliminary estimated financial information set forth below for the fiscal quarter ended June 15, 2012, specifically Adjusted EBITDA and the related items for reconciliation to estimated net income, has been derived from our preliminary unaudited financial statements. Our preliminary unaudited financial statements for the fiscal quarter ended June 15, 2012 represent preliminary operating results and are derived from preliminary hotel operating results and preliminary corporate level expenses.

We and our auditors have not completed our normal quarterly review procedures for the second quarter and there can be no assurance that our final results for this quarterly period will not differ from these estimates, including as a result of quarter-end closing procedures or review adjustments, and any such difference could be material. In addition, these estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP or as a measure of our performance. These preliminary results for the second quarter of 2012 are not necessarily indicative of the results to be achieved for the remainder of 2012 or any future period and investors are cautioned not to place undue reliance on this preliminary financial information.

While we have not completed our quarterly financial statement closing process and preparation of our final financial statements and related notes thereto, we currently expect to report the following financial and operating results for the second fiscal quarter of 2012.

●
RevPAR: We expect our pro forma RevPAR to be approximately $136.07, which is an increase of 5.8 percent compared to the second fiscal quarter in 2011. Our preliminary estimated pro forma RevPAR assumes that we owned all of our hotels since January 1, 2011 but excludes the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort (“Frenchman’s Reef”) due to the impact of the extensive renovation of the hotel in 2011.  If Frenchman’s Reef was included, our preliminary estimated second quarter 2012 RevPAR would be $139.98, which would represent a 6.5 percent increase over the comparable period of 2011.

●	Adjusted EBITDA: We expect our Adjusted EBITDA to be between $47.5 million and $48.5 million, compared to Adjusted EBITDA of $41.1 million in the second fiscal quarter of 2011.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties.  If the Acquisition Portfolio is acquired, the Company will own 27 premium hotels with approximately 11,900 rooms and holds one senior mortgage loan secured by an additional hotel and have the right to acquire, upon completion, a hotel under development.  The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin.

Forward - Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations.  These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “forecast,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to the Company’s ability to complete the acquisition of the Acquisition Portfolio on the anticipated time schedule or at all; if consummated, risks related to integrating the Acquisition Portfolio risks related to our forecasts with regard to the Acquisition Portfolio, the potential adverse consequences related to financing the acquisition with debt; national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovations on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. In addition, with respect to our forecasts regarding the Acquisition Portfolio, our independent registered public accounting firm has not compiled, examined, or performed any procedures with respect to this information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with it. Any forecasts of the operating statistics or financial results of the hotels in the Acquisition Portfolio are based on assumptions and are inherently speculative, are subject to substantial uncertainty, and the actual 2012 operating statistics and financial results may differ materially from our forecasts. Our forecasts are subject to a variety of factors and risks, including the risks set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, under “Risk Factors” in this prospectus supplement and in our other periodic filings with the Securities and Exchange Commision. Such factors and risks could materially adversely affect the actual operating statistics and financial results of the hotels in the Acquisition Portfolio. Our forecasts rely in large part upon assumptions and analyses we have developed based on our due diligence review and on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances including the historical operating results of the hotels in the Acquisition Portfolio for the five months ended May 31, 2012 and 2011, respectively. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Non-GAAP Financial Measures

We use the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance or the operating performance of the Acquisition Portfolio: (1) EBITDA and (2) Adjusted EBITDA.

Earnings before interest, income taxes, depreciation or amortization, or EBITDA, represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under U.S. generally accepted accounting principles, or GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

We also evaluate our performance by reviewing Adjusted EBITDA because we believe that the exclusion of certain additional recurring and non-recurring items described below provide useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

●	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

●
Non-Cash Amortization of Unfavorable Contract Liabilities: We exclude of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites, the Chicago Marriott Downtown, the Renaissance Charleston and the Radisson Lexington. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of our company.

●
Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude the effect of these one-time adjustments because they do not reflect our actual performance for that period.

●
Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our hotels.

●
Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our hotels. In addition, we believe that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.

●
Gains or Losses on Dispositions: We exclude the effect of gains or losses on dispositions from EBITDA because we believe that including them is not consistent with reflecting the ongoing performance of our remaining hotels.

●
Acquisition Costs: We exclude acquisition transaction costs expensed during the period because we believe that including these costs in EBITDA is not consistent with the underlying performance of our hotels.

●
Allerton Loan: In 2011, we included cash payments received on our senior loan secured by the Allerton Hotel in Adjusted EBITDA. GAAP requires us to record the cash received from the borrower as a reduction of its basis in the mortgage loan due to the uncertainty over the timing and amount of cash payments on the loan. Beginning in 2012, due to the uncertainty of the timing of the bankruptcy resolution, we exclude both cash interest payments received from the borrower and the legal costs incurred as a result of the bankruptcy proceedings from our calculation of Adjusted EBITDA. We have not adjusted our 2011 Adjusted EBITDA calculation to reflect this change in presentation.

●
Other Non-Cash and /or Unusual Items: We exclude the effect of certain non-cash and/or unusual items because we believe that including these costs in EBITDA is not consistent with the underlying performance of our company. During the second fiscal quarter ended June 17, 2011, we accrued for the net repayment of key money to Hilton in conjunction with entering into a termination agreement for the Conrad Chicago.  We excluded this unusual cost from EBITDA and FFO because we believe that including it would not be consistent with reflecting the ongoing performance of our hotels.

Acquisition Portfolio:

	Five Months Ended May 31, 2012 (in 000’s) (unaudited)
	Hilton Boston	Westin Washington, D.C.	Westin San Diego	Hilton Burlington	Total
Net loss	$(1,458)	$(1,322)	$(883)	$(602)	$(4,265)
Interest expense	3,065	3,708	2,804	950	10,527
Income tax expense	-	-	-	-	-
Depreciation and amortization	1,444	1,773	1,400	820	5,437
EBITDA	$3,051	$4,159	$3,321	$1,168	$11,699

	Five Months Ended May 31, 2011 (in 000’s) (unaudited)
	Hilton Boston	Westin Washington, D.C.	Westin San Diego	Hilton Burlington	Total
Net income (loss)	$902	$1,776	$1,406	$(581)	$3,503
Interest expense	635	709	663	261	2,268
Income tax expense	-	-	-	-	-
Depreciation and amortization	1,416	1,757	1,367	793	5,333
EBITDA	$2,953	$4,242	$3,436	$473	$11,104

	Year Ended December 31, 2011 (in 000’s) (unaudited)
	Hilton Boston	Westin Washington, D.C.	Westin San Diego	Hilton Burlington	Total
Net income (loss)	$1,675	$1,754	$356	$(1,950)	$1,835
Interest expense	4,450	4,450	4,450	4,450	17,800
Income tax expense	-	-	-	-	-
Depreciation and amortization	3,434	4,224	3,308	1,912	12,878
EBITDA	$9,559	$10,428	$8,114	$4,412	$32,513

	Historical for the Year Ended December 31, 2011 (in 000’s)	Forecast for the Year Ending December 31, 2012 (in 000’s)
		Low End	High End
Net income	$1,835	$19,000	$21,000
Interest expense	17,800	-	-
Income tax expense	-	-	1,000
Depreciation and amortization	12,878	13,000	14,000
EBITDA	$32,513	$32,000	$36,000

DiamondRock Hospitality Company:

	Preliminary Estimates for Fiscal Quarter Ended June 15, 2012 (in 000's) (unaudited)		Historical Fiscal Quarter Ended June 17, 2011 (in 000's) (unaudited)
	Low End	High End
Net income (loss)	$9,700	$10,700	$(556)
Interest expense	12,500	12,500	12,340
Income tax expense	1,000	1,200	3,088
Depreciation and amortization	20,600	20,400	21,682
EBITDA	$43,800	$44,800	$36,554

	Preliminary Estimates for Fiscal Quarter Ended June 15, 2012 (in 000's) (unaudited)		Historical Fiscal Quarter Ended June 17, 2011 (in 000's) (unaudited)
	Low End	High End
EBITDA	$43,800	$44,800	$36,554
Acquisition costs	2,000	2,000	1,904
Non-cash ground rent	1,500	1,500	1,655
Allerton legal fees	600	600	―
Non-cash amortization of favorable and unfavorable contract liabilities	(400)	(400)	(426)
Mortgage loan cash payments	―	―	505
Accrual for net key money repayment	―	―	864
Adjusted EBITDA	$47,500	$48,500	$41,056